Consent of Independent Public Accountants



Hitcom Corporation
St. Louis, Missouri

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-65651) of our report dated March 30, 2000, relating to the consolidated financial statements of Hitcom Corporation appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.


/s/ Deloitte & Touche LLP
Toronto, Ontario
April 17, 2000